PRESS RELEASE                                  SOURCE: First Trust Advisors L.P.

FIRST TRUST ADVISORS L.P. ANNOUNCES PORTFOLIO MANAGER CALL FOR FEN, FIF AND FEI

WHEATON, IL -- (BUSINESS WIRE) -- September 22, 2016 -- First Trust Advisors L.P. ("FTA") announced today that First Trust Energy Income and Growth Fund (NYSE MKT: FEN), First Trust Energy Infrastructure Fund (NYSE: FIF) and First Trust MLP and Energy Income Fund (NYSE: FEI) intend to host a conference call with Energy Income Partners, LLC ("EIP"), the Funds' investment sub-advisor, on THURSDAY, OCTOBER 6, 2016, AT 4:15 P.M. EASTERN TIME. The purpose of the call is to hear the Funds' portfolio management team provide an update for each Fund.

-- Dial-in Number: (800) 273-2385; International (913) 312-1392; and Passcode # 100134. Please call 10 to 15 minutes before the scheduled start of the teleconference.

-- Telephone Replay: (888) 203-1112; International (719) 457-0820; and Passcode # 3392944. The replay will be available after the call until 11:59 P.M. Eastern Time on Sunday, November 6, 2016.

First Trust Advisors L.P., the Funds' investment advisor, along with its affiliate, First Trust Portfolios L.P., are privately-held companies which provide a variety of investment services, including asset management and financial advisory services, with collective assets under management or supervision of approximately $99 billion as of August 31, 2016 through unit investment trusts, exchange-traded funds, closed-end funds, mutual funds and separate managed accounts.

EIP provides advisory services to a number of investment companies and partnerships for the purpose of investing in MLPs and other energy infrastructure securities. EIP is one of the early investment advisors specializing in this area. As of August 31, 2016, EIP managed or supervised approximately $5.3 billion in client assets.

If you have questions about the Funds that you would like answered on the call, please email your questions to cefquestions@ftadvisors.com in advance of the call and refer to FEN, FIF, FEI, by Tuesday, October 4, 2016, 4:15 P.M. Eastern Time.

The Funds are subject to risks, including the fact that each Fund is a non-diversified, closed-end management investment company. Investment return and market value of an investment in the Funds will fluctuate. Shares, when sold, may be worth more or less than their original cost.

The Funds are designed for long-term investing and not as a vehicle for trading. Shares of closed-end investment companies frequently trade at a discount from their net asset value ("NAV"). The Funds cannot predict whether or when their common shares will trade at, below or above NAV or at, below or above the initial public offering price.

An investment in Master limited partnership (MLP) units involves risks which differ from an investment in common stock of a corporation. Holders of MLP units have limited control and voting rights on matters affecting the partnership. In addition, there are certain tax risks associated with an investment in MLP units and conflicts of interest exist between common unit holders and the general partner, including those arising from incentive distribution payments.


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An investment in securities issued by energy companies, energy infrastructure companies, energy sector MLPs and MLP-related entities, will be more susceptible to adverse economic or regulatory occurrences affecting those industries, including high interest costs, high leverage costs, the effects of economic slowdown, surplus capacity, increased competition, uncertainties concerning the availability of fuel at reasonable prices, the effects of energy conservation policies and other factors.

The Funds' use of derivatives may result in losses greater than if they had not been used, may require the Funds to sell or purchase portfolio securities at inopportune times, may limit the amount of appreciation the Funds can realize on an investment, or may cause the Funds to hold a security that they might otherwise sell.

Investments in non-U.S. securities are subject to the risk of currency fluctuations and to economic and political risks associated with such foreign countries.

Use of leverage can result in additional risks and costs, and can magnify the effect of any losses.

The risks of investing in each Fund are spelled out in the prospectus, shareholder reports and other regulatory filings.

The Funds' daily closing prices and net asset values per share as well as other information can be found at www.ftportfolios.com or by calling (800) 988-5891.

CONTACT: JEFF MARGOLIN - (630) 915-6784


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Source:  First Trust Advisors L.P.